Exhibit 4.1

AMENDMENT NO. 2
TO
RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”), dated as of January 24, 2006, by and between Kirby Corporation (“Kirby”) and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) as Rights Agent (the “Rights Agent”), amends the Rights Agreement dated as of July 18, 2000 by and between Kirby and Fleet National Bank, as amended by Amendment to Rights Agreement, dated as of April 30, 2002, by which EquiServe Trust Company, N.A. succeeded Fleet National Bank as Rights Agent (the Rights Agreement, as amended, and all exhibits thereto hereinafter referred to, are collectively referred to as the “Rights Agreement”). Capitalized terms not defined herein shall have the meanings given to them in the Rights Agreement.

WHEREAS, under Section 27 of the Rights Agreement, Kirby has the sole and absolute discretion to amend the Rights Agreement at any time that the Rights are redeemable, and the Rights are currently redeemable; and

WHEREAS, Kirby wishes to amend the Rights Agreement to (a) remove the provisions requiring the approval of “Continuing Directors” for certain actions under the Rights Agreement and (b) make certain other changes deemed desirable by Kirby;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.	Amendments to Remove “Continuing Directors” Requirement.

(a)	Section 1 of the Rights Agreement is hereby amended by deleting the definition of “Continuing Director.”

(b)
Section 1 of the Rights Agreement is hereby amended by deleting the phrase “and provided, further, that if there is at least one Continuing Director then in office and the Board of Directors, with the concurrence of a majority of the Continuing Directors then in office, determines in good faith that a Person that would otherwise be an “Acquiring Person” has become such inadvertently” in the first paragraph of the definition of “Acquiring Person” and replacing such deleted phrase with the phrase: “and provided, further, that if the Board of Directors of the Company, with the concurrence of a majority of the members of the Board of Directors who are not, and are not representatives, nominees, Affiliates or Associates of, such Person or an Acquiring Person, determines in good faith that a Person that would otherwise be an “Acquiring Person” has become such inadvertently.”

(c)
Section 1 of the Rights Agreement is hereby amended by deleting the last sentence in the definition of “Distribution Date” and replacing such deleted sentence with the sentence: “The Board of Directors of the Company may, to the extent set forth in the preceding sentence, defer the date set forth in clause (i) or (ii) of the preceding sentence to a specified later date or to an unspecified later date to be determined by a subsequent action or event (but in no event to a date later than the close of business on the tenth day after the first occurrence of a Triggering Event).”

(d)
Section 1 of the Rights Agreement is hereby amended by deleting the words “Continuing Directors” in the definition of “Permitted Offer” and replacing such deleted words with the phrase: “members of the Board of Directors of the Company.”

(e)
Section 7(e) of the Rights Agreement is hereby amended by deleting the first instance of the words “a majority of the Continuing Directors” and replacing such deleted words with the phrase: “the Board of Directors of the Company.” Section 7(e) of the Rights Agreement is hereby further amended by deleting the phrase “(or a majority of the Continuing Directors determines).”

(f)
Section 23(a) of the Rights Agreement is hereby amended by deleting the proviso in the first sentence thereof and replacing such proviso with: “provided, however, if the Board of Directors of the Company authorizes redemption of the Rights after the time a Person becomes an Acquiring Person, the Rights may be redeemed only if the Board of Directors determines in good faith that such redemption is in the best interests of the Company and its stockholders (other than the Acquiring Person).”

(g)
Section 24(a) of the Rights Agreement is hereby amended by deleting the phrase “If there is at least one Continuing Director then in office, the Board of Directors of the Company, with the concurrence of a majority of the Continuing Directors then in office, may” and replacing such deleted phrase with the phrase: “The Board of Directors of the Company may”.

(h)
Section 27 of the Rights Agreement is hereby amended by deleting the last sentence thereof and replacing such deleted sentence with the following two sentences: “Action by the Company to approve any amendment or supplement to this Agreement must be approved by a majority of the whole Board of Directors. Notwithstanding anything contained in this Agreement to the contrary, (1) at any time after the time a Person becomes an Acquiring Person, this Agreement may be supplemented or amended only if the Board of Directors determines that such supplement or amendment is, in their judgment, in the best interests of the Company and its stockholders, and (2) no supplement or amendment shall be made that decreases the Redemption Price.”

(i)	Section 29 of the Rights Agreement is hereby amended by deleting each instance of the following phrases:

“and, where specifically provided for herein, the concurrence of a majority of the Continuing Directors”

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“(with, where specifically provided for herein, the concurrence of a majority of the Continuing Directors)”

“(or the Continuing Directors)”

(j)	Section 31 of the Rights Agreement is hereby amended by deleting the phrase “(with the concurrence of a majority of the Continuing Directors)”.

(k)
Exhibit B to the Rights Agreement, the form of Rights Certificate, is hereby amended by deleting the last sentence of the sixth paragraph of the form of Rights Certificate, which is the sentence that reads “Under certain circumstances set forth in the Rights Agreement, the decision to redeem the Rights shall require the concurrence of a majority of the Continuing Directors (as defined in the Rights Agreement).”

2.	Further Amendment to Definition of “Acquiring Person.” Section 1 of the Rights Agreement is hereby amended by deleting the second paragraph of the definition of “Acquiring Person.”

3.	Amendment to Definition of “Associate.” Section 1 of the Rights Agreement is hereby amended by inserting the following proviso at the end of clause (1) in the definition of “Associate”:

“, provided, however, that a corporation, firm, partnership, association, unincorporated organization or other entity shall not be an “Associate” of a Person if and for so long as (A) such Person has reported Beneficial Ownership of the common stock or other equity interests of such corporation, firm, partnership, association, unincorporated organization or other entity on Schedule 13G under the Exchange Act, (B) such Person satisfies the criteria set forth in both Rule 13d-1(b)(1)(i) and Rule 13d-1(b)(1)(ii) under the Exchange Act, (C) such Person has not reported and is not required to report such Beneficial Ownership on Schedule 13D under the Exchange Act and (D) such Person has not reported and is not required to report Beneficial Ownership of Common Stock on Schedule 13D under the Exchange Act”

4.	Amendments Relating to Rights Agent.

(a)
Section 26 of the Rights Agreement is hereby amended to change the identification of the Rights Agent from “Fleet National Bank c/o EquiServe Limited Partnership” to “Computershare Trust Company, N.A.” and to change the address of the Rights Agent to 250 Royall Street, Canton, MA 02021.

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(b)	The Rights Agreement is hereby amended by adding a new Section 35 that reads as follows:

“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control, including without limitation acts of God, terrorist acts, interruptions or malfunction of computer facilities or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.”

5.
Amendment to Restate Exhibit C to the Rights Agreement. The Rights Agreement is hereby amended by deleting Exhibit C to Rights Agreement in its entirety and replacing it with the Summary of Rights attached to this Amendment as Exhibit A. The Summary of Rights previously distributed to holders of Common Stock need not be replaced or exchanged, and may continue as the Summary of Rights contemplated by Section 3(b) of the Rights Agreement.

6.
Effect on Agreement. Upon execution of this Amendment, each reference in the Rights Agreement to “the Agreement,” “hereunder,” “hereof,” “herein” or words of similar import, and each similar reference in any document related thereto, or executed in connection therewith, shall mean and be a reference to the Rights Agreement as amended by this Amendment, and the Rights Agreement and this Amendment shall be read together and construed as one single instrument. This Amendment is intended to amend the Rights Agreement. Except as specifically set forth herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect without modification.

7.
Counterparts. This Amendment may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Executed as of the date first written above.

KIRBY CORPORATION:

By	/s/ Joseph H. Pyne
Joseph H. Pyne
President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.
(formerly EquiServe Trust Company, N.A.):

By	/s/ Dennis V. Moccia
Dennis V. Moccia
Managing Director

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EXHIBIT A
to
Amendment No. 2 to Rights Agreement

Exhibit C
to Rights Agreement

Under certain circumstances set forth in the Rights Agreement, Rights beneficially owned by or transferred to any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), and certain transferees thereof, will become null and void and will no longer be transferable.

SUMMARY OF RIGHTS

On July 18, 2000, the Board of Directors of Kirby Corporation (the “Company”) declared a dividend of one right (“Right”) for each outstanding share of the Company’s Common Stock, par value $.10 per share (“Common Stock”), to stockholders of record at the close of business on August 15, 2000. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a “Fractional Share”) of Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Preferred Stock”), at a purchase price of $92 per Fractional Share, subject to adjustment (the “Purchase Price”). The description and terms of the Rights are set forth in a Rights Agreement dated as of July 18, 2000 as it may from time to time be supplemented or amended (the “Rights Agreement”) between the Company and Computershare Trust Company, N.A., as successor Rights Agent.

Initially, the Rights will be evidenced by the certificates representing outstanding shares of Common Stock, and no separate certificates for the Rights (“Rights Certificates”) will be distributed. The Rights will separate from the Common Stock and a “Distribution Date” will occur, with certain exceptions, upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the date of the announcement being the “Stock Acquisition Date”), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person’s becoming an Acquiring Person. In certain circumstances, the Distribution Date may be deferred by the Board of Directors. Certain inadvertent acquisitions will not result in a person’s becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock. Until the Distribution Date, (a) the Rights will be evidenced by the Common Stock certificates (together with a copy of this Summary of Rights or bearing the notation referred to below) and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after July 18, 2000 will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificate for Common Stock (with or without a copy of this Summary of Rights) will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on July 18, 2010, unless earlier redeemed or exchanged by the Company as described below.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board of Directors, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

In the event (a “Flip-In Event”) that a person becomes an Acquiring Person except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent members of the Board of Directors of the Company determines to be fair to and otherwise in the best interests of the Company and its stockholders (a “Permitted Offer”)), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

For example, at an exercise price of $92 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $184 worth of Common Stock (or other consideration, as noted above), based upon its then Current Market Price, for $92. Assuming that the Common Stock had a Current Market Price of $50 per share at such time, the holder of each valid Right would be entitled to purchase approximately 3.7 shares of Common Stock for $92, or $25 per share.

In the event (a “Flip-Over Event”) that, at any time from and after the time an Acquiring Person becomes such, (i) the Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights that are voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as “Triggering Events.”

The number of outstanding Rights associated with a share of Common Stock, or the number of Fractional Shares of Preferred Stock issuable upon exercise of a Right and the Purchase Price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock occurring prior to the Distribution Date. The Purchase Price payable, and the number of Fractional Shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Preferred Stock.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Preferred Stock that are not integral multiples of a Fractional Share are required to be issued upon exercise of Rights and, in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

At any time until ten days following the first date of public announcement of the occurrence of a Flip-In Event, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, payable, at the option of the Company, in cash, shares of Common Stock or such other consideration as the Board of Directors may determine. Immediately upon the effectiveness of the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

At any time after the occurrence of a Flip-In Event and prior to a person’s becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding or the occurrence of a Flip-Over Event, the Company may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights should not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for the common stock of the acquiring company as set forth above or are exchanged as provided in the preceding paragraph.

Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement other than the redemption price may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K. A copy of the Rights Agreement is available free of charge from the Company and the Rights Agent. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.